Exhibit 10.1

Anika Therapeutics, Inc.
Consulting Agreement

This Agreement is made as of December 8, 2015 between Anika Therapeutics, Inc., a Massachusetts corporation with its principal place of business at 32 Wiggins Drive, Bedford, Massachusetts 01730 (“Anika”), and John C. Moran, an individual residing at 7 Carriage Way, Berwyn, Pennsylvania 19312 (“Moran”).

Whereas, Moran, who has served as a member of the Board of Directors of Anika (the “Board”) since December 2006, is resigning from such position effective as of the date hereof; and

Whereas, Anika desires to retain the ability to consult with Moran for a period of time in order to, among other things, help facilitate the transition of Board responsibilities held by Moran prior to his resignation;

Now, Therefore, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. Term.  It is understood that Moran’s resignation from the Board will take effect as of the close of business on the date hereof.  This Agreement shall take effect as of the time of such resignation and shall continue through the business day immediately preceding the date of Anika’s 2016 Annual Meeting of Stockholders (the “Consultation Period”).

2. Services.  Moran agrees that he will, upon the request of any executive officer or director of Anika from time to time during the Consultation Period, consult with such executive officer or director in connection with such matters involving the operations of the Board, including the operations of the Audit Committee and Governance and Nominating Committee thereof, as may be reasonably requested.  Any such consultation shall be held, to the extent reasonably practicable, during normal business hours.  Notwithstanding the foregoing, Moran shall not be required to devote more than five hours in any calendar month of the Consultation Period, nor a total of more than ten hours during the Consultation Period, to the performance of services under this Agreement.

3. Compensation.

3.1. Schedule I hereto sets forth a list of all of the deferred restricted stock units (collectively, the “Outstanding RSUs”) that have been previously granted to Moran by Anika and that remain outstanding as of the date of this Agreement, which list includes the numbers of vested and unvested shares of common stock of Anika subject to each of the Outstanding RSUs.  The parties confirm that each of the Outstanding RSUs shall vest in full as of the date hereof in accordance with the terms of such Outstanding RSU as in effect prior to the date hereof.

3.2. Schedule II hereto sets forth a list of all of the stock appreciation rights (collectively, the “Outstanding SARs”) that have been previously granted to Moran by Anika and that remain outstanding as of the date of this Agreement, which list includes the numbers of shares of common stock of Anika subject to each of the Outstanding SARs.  The parties confirm that each of the Outstanding SARs vested in full prior to the date hereof, and shall be exercisable after the date hereof, in accordance with the terms of such Outstanding RSU as in effect prior to the date hereof.

3.3. Pursuant to the director compensation resolution approved by the Board of Directors of Anika on January 28, 2015, Moran is entitled to receive payment of the following retainer fees with respect to his services from October 1, 2016 through the date hereof:

Retainer Fee
Board of Directors	$7,500.00
Audit Committee	$1,874.50
Governance and Nominating Committee	$937.50
Total	$10,312.00

Anika confirms that it will pay the aggregate amount of $10,312.50 to Moran promptly after the date hereof.

4. Independent Contractor Status.  Moran shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of Anika.  Moran is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, Anika or to bind Anika in any manner.

5. Covenants.  Notwithstanding his resignation as a director of Anika, Moran understands and confirms that he has continuing obligations under Massachusetts Corporate Laws, including the Massachusetts Business Corporation Act (Chapter 156D of the Massachusetts General Laws), with respect to the confidentiality and nondisclosure of written and oral information he has received in his capacity as a member of the Board and its committees, and under federal securities laws with respect to trading in securities based on nonpublic information he has received in such capacity.  Moran agrees that he will comply in all respects with such obligations, and further agrees as follows:

(a)
During and after the Consultation Period, Moran will not disclose or disseminate to any person or legal entity, nor use for his personal or business benefit or for the benefit of any third party, any proprietary, confidential, technical or business information of Anika acquired or received by Moran in the course of the performance of his services as a director of Anika or as a consultant to Anika under this Agreement, except in the performance of his services and in accordance with his duties and obligations under this Agreement.

(b)
During and after the Consultation Period, Moran will not engage in adverse media or social media activity against Anika, the Board, or any officer or employee of Anika (each an “Interested Party”).  Furthermore, Moran will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of any Interested Party, including any statement that disparages in any respect any Interested Party or any product, service, financial condition, operating results, capability or other aspect of the business or operations of Anika.  Moran will not engage in any conduct that is intended to harm or that results in harming professionally or personally the reputation of any Interested Party and will use his reasonable best efforts to prevent the disparagement and harassment of any Interested Party by third parties.

(c)
During and after the Consultation Period, Moran will comply in all respects with the provisions of Anika’s Procedures and Guidelines Governing Securities Trades by Directors, as in effect on the date hereof.

6. Miscellaneous.

6.1. Moran acknowledges that any breach of Sections 5(a) and (b) of this Agreement may result in irreparable damage to an Interested Party for which damages would not be a fully adequate remedy.  In the event of any such breach, in addition all other available remedies, such Interested Party shall have the right to obtain injunctive relief and Moran agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

6.2. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, except as contemplated by Section 3 of this Agreement with respect to the continued effectiveness of the Outstanding RSUs and the Outstanding SARs.  It is understood that the terms of this Agreement shall not affect in any manner the terms and provisions of the Director Indemnification Agreement dated November 5, 2014 between Anika and Moran.

6.3. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or to the other Transactional Agreements.  As used in this Agreement, the words “including” and “includes” shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

6.4. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

6.5. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, provided, however, that the obligations of Moran are personal and shall not be assigned by him.

In Witness Whereof, the parties hereto have executed this Agreement as of December 8, 2015.

Anika Therapeutics, Inc.

By:
Title:

John C. Moran

Schedule I

Outstanding Deferred Restricted Stock Unit Awards

Award Grant Date	Total Shares Granted	Total Shares Vested as of December 7, 2015	Total Shares Unvested as of December 7, 2015
January 29, 2013	2,760	1,380	1,380
January 27, 2014	1,873	468	1,405
February 3, 2015	1,511	0	1,511

Schedule II

Outstanding Stock Appreciation Rights

Award Grant Date	Total SARs Granted	SARs Exercisable as of December 7, 2015	SARs Exercised as of December 7, 2015
December 14, 2006	1,540	1,540	0
December 14, 2006	4,500	4,500	0